EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

HUDSON VALLEY HOLDING CORP.

and

STERLING BANCORP

_____________________

Dated as of November 4, 2014

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Conversion of Hudson Valley Common Stock	2
1.5	Sterling Common Stock	3
1.6	Treatment of Hudson Valley Equity Awards	3
1.7	Certificate of Incorporation of Surviving Corporation	4
1.8	Bylaws of Surviving Corporation	4
1.9	Tax Consequences	4
1.10	Bank Merger	4
1.11	Principal Executive Offices of Surviving Corporation	5

ARTICLE II

EXCHANGE OF SHARES
2.1	Sterling to Make Shares Available	5
2.2	Exchange of Shares	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HUDSON VALLEY

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	11
3.5	Reports	12
3.6	Financial Statements	12
3.7	Broker’s Fees	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	15
3.11	Employees	16
3.12	SEC Reports	19
3.13	Compliance with Applicable Law	19
3.14	Certain Contracts	20
3.15	Agreements with Regulatory Agencies	21
3.16	Risk Management Instruments	22
3.17	Environmental Matters	22

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3.18	Investment Securities and Commodities	23
3.19	Real Property	23
3.20	Intellectual Property	23
3.21	Related Party Transactions	24
3.22	State Takeover Laws	24
3.23	Reorganization	24
3.24	Opinion	24
3.25	Hudson Valley Information	25
3.26	Loan Portfolio	25
3.27	Insurance	26
3.28	Investment Adviser Subsidiary	26
3.29	Broker-Dealer Subsidiary	27
3.30	No Other Representations or Warranties	28

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING
4.1	Corporate Organization	29
4.2	Capitalization	30
4.3	Authority; No Violation	31
4.4	Consents and Approvals	32
4.5	Reports	32
4.6	Financial Statements	33
4.7	Broker’s Fees	34
4.8	Absence of Certain Changes or Events	35
4.9	Legal Proceedings	35
4.10	Taxes and Tax Returns	35
4.11	SEC Reports	36
4.12	Compliance with Applicable Law	36
4.13	Certain Contracts	37
4.14	Agreements with Regulatory Agencies	38
4.15	Related Party Transactions	38
4.16	State Takeover Laws	38
4.17	Reorganization	38
4.18	Opinion	38
4.19	Sterling Information	39
4.20	Employees.	39
4.21	No Other Representations or Warranties	40

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of Hudson Valley Prior to the Effective Time	41
5.2	Hudson Valley Forbearances	41
5.3	Sterling Forbearances	44

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	45
6.2	Access to Information	46
6.3	Stockholders’ Approvals	47
6.4	Legal Conditions to Merger	48
6.5	Stock Exchange Listing	49
6.6	Employee Benefit Plans	49
6.7	Indemnification; Directors’ and Officers’ Insurance	50
6.8	Additional Agreements	51
6.9	Advice of Changes	51
6.10	Dividends	52
6.11	Corporate Governance	52
6.12	Acquisition Proposals	52
6.13	Public Announcements	53
6.14	Change of Method	53
6.15	Restructuring Efforts	54
6.16	Takeover Statutes	54
6.17	Exemption from Liability Under Section 16(b)	54

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	55
7.2	Conditions to Obligations of Sterling	55
7.3	Conditions to Obligations of Hudson Valley	56

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	57
8.2	Effect of Termination	59
8.3	Amendment	60
8.4	Extension; Waiver	60

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	60
9.2	Nonsurvival of Representations, Warranties and Agreements	61
9.3	Expenses	61
9.4	Notices	61

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9.5	Interpretation	62
9.6	Counterparts	62
9.7	Entire Agreement	62
9.8	Governing Law; Jurisdiction	63
9.9	Waiver of Jury Trial	63
9.10	Assignment; Third Party Beneficiaries	63
9.11	Specific Performance	64
9.12	Severability	64
9.13	Delivery by Facsimile or Electronic Transmission	64

Exhibit A – Bank Merger Agreement

-iv-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	53
Advisory Contract	27
Advisory Entity	26
affiliate	62
Agreement	1
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
Bank Regulatory Applications	45
BHC Act	8
Broker-Dealer Subsidiary	27
Certificate	2
certificates	5
Certificates of Merger	2
Chosen Courts	63
Closing	60
Closing Date	61
Code	1
Confidentiality Agreement	47
Continuing Employees	49
Delaware Secretary	1
DGCL	1
Effective Time	2
Enforceability Exceptions	22
Environmental Laws	22
ERISA	16
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
FDIC	9
Federal Reserve Board	11
FINRA	12
FINRA Approval	12
Form ADV	27
Form BD	28
GAAP	8
Governmental Entity	12
Hudson Valley	1
Hudson Valley Bank	4
Hudson Valley Benefit Plans	16
Hudson Valley Bylaws	9
Hudson Valley Certificate	9

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Hudson Valley Common Stock	2
Hudson Valley Contract	21
Hudson Valley Disclosure Schedule	7
Hudson Valley Equity Awards	3
Hudson Valley ERISA Affiliate	16
Hudson Valley Indemnified Parties	50
Hudson Valley Insiders	54
Hudson Valley Leased Properties	23
Hudson Valley Meeting	47
Hudson Valley Owned Properties	23
Hudson Valley Qualified Plans	17
Hudson Valley Real Property	23
Hudson Valley Regulatory Agreement	22
Hudson Valley Reports	19
Hudson Valley Restricted Stock Award	3
Hudson Valley Restricted Stock Unit Award	3
Hudson Valley Stock Option	3
Hudson Valley Stock Plans	4
Hudson Valley Subsidiary	9
Intellectual Property	24
Investment Advisers Act	26
IRS	15
Joint Proxy Statement	11
knowledge	62
Liens	10
Loans	25
made available	62
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	46
Merger	1
Merger Consideration	2
Multiemployer Plan	17
Multiple Employer Plan	17
New Plans	49
New York State Department	1
NYBCL	1
NYSE	6
OCC	11
PBGC	17
Per Hudson Valley Share Cash Consideration	4
Permitted Encumbrances	23
person	62
Premium Cap	51
Regulatory Agencies	12
Representatives	52
Requisite Hudson Valley Vote	10

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Requisite Regulatory Approvals	46
Requisite Sterling Vote	31
S-4	11
Sterling	1
Sterling Benefit Plans	39
Sterling Bylaws	4
Sterling Certificate	4
Sterling Common Stock	2
Sterling Contract	37
Sterling Disclosure Schedule	29
Sterling Equity Awards	30
Sterling ERISA Affiliate	39
Sterling Meeting	47
Sterling Regulatory Agreement	38
Sterling Reports	36
Sterling Restricted Stock Award	30
Sterling Share Closing Price	6
Sterling Stock Options	30
Sterling Stock Plans	30
Sterling Subsidiary	29
Sarbanes-Oxley Act	13
SEC	11
Securities Act	19
SRO	12
Subsidiary	8
Surviving Corporation	1
Takeover Statutes	24
Tax	15
Tax Return	16
Taxes	15
Termination Date	58
Termination Fee	59
Voting Agreements	1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2014 (this “Agreement”), by and between Hudson Valley Holding Corp., a New York corporation (“Hudson Valley”), and Sterling Bancorp, a Delaware corporation (“Sterling”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Sterling and Hudson Valley have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Hudson Valley will, subject to the terms and conditions set forth herein, merge with and into Sterling (the “Merger”), so that Sterling is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement for each party to enter into this Agreement, certain stockholders of each of Sterling and Hudson Valley have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the “NYBCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Hudson Valley shall merge with and into Sterling.  Sterling shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Hudson Valley shall terminate.

1.2           Effective Time.  The Merger shall become effective as set forth in the certificate of merger to be filed with the Department of State of the State of New York (the “New York State Department”) and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL and the DGCL.

1.4           Conversion of Hudson Valley Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Sterling, Hudson Valley or the holder of any of the following securities:

(a)           Subject to Section 2.2(e), each share of the common stock, par value $0.20 per share, of Hudson Valley issued and outstanding immediately prior to the Effective Time (the “Hudson Valley Common Stock”), except for shares of Hudson Valley Common Stock owned by Hudson Valley as treasury stock or owned by Hudson Valley or Sterling (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 1.92 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of Sterling (the “Sterling Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.5, the Sterling Common Stock, including the shares issued to former holders of Hudson Valley Common Stock, shall be the common stock of the Surviving Corporation.

(b)           All of the shares of Hudson Valley Common Stock converted into the right to receive Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Hudson Valley Common Stock) previously representing any such shares of Hudson Valley Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Sterling Common Stock which such shares of Hudson Valley Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Hudson Valley Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Certificates previously representing shares of Hudson Valley Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Sterling Common Stock or Hudson Valley Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Hudson Valley Common Stock that are owned by Hudson Valley or Sterling (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor.

1.5           Sterling Common Stock .  At and after the Effective Time, each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6           Treatment of Hudson Valley Equity Awards.

(a)           At the Effective Time, each option granted by Hudson Valley to purchase shares of Hudson Valley Common Stock under a Hudson Valley Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Hudson Valley Stock Option”) shall fully vest and shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Hudson Valley Common Stock subject to such Hudson Valley Stock Option multiplied by (ii) the excess, if any, of the Per Hudson Valley Share Cash Consideration over the exercise price per share of Hudson Valley Common Stock, less applicable tax withholdings.  Any Hudson Valley Stock Option that has an exercise price per share of Hudson Valley Common Stock that is greater than or equal to the Per Hudson Valley Share Cash Consideration shall be cancelled in exchange for no consideration.

(b)           At the Effective Time, each award in respect of a share of Hudson Valley Common Stock subject to vesting, repurchase or other lapse restriction granted under a Hudson Valley Stock Plan that is outstanding immediately prior to the Effective Time (a “Hudson Valley Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Hudson Valley Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Hudson Valley Common Stock underlying such Hudson Valley Restricted Stock Award, less applicable tax withholdings.

(c)           At the Effective Time, each restricted stock unit award in respect of shares of Hudson Valley Common Stock granted under a Hudson Valley Stock Plan that is outstanding immediately prior to the Effective Time (a “Hudson Valley Restricted Stock Unit Award” and, together with the Hudson Valley Stock Options and the Hudson Valley Restricted Stock Awards, the “Hudson Valley Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such Hudson Valley Restricted Stock Unit Award deemed satisfied to the extent provided in the applicable award agreement (or, if not provided in the applicable award agreement, then deemed satisfied at target)) and shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the Per Hudson Valley Share Cash Consideration in respect of each share of Hudson Valley Common Stock underlying such Hudson Valley Restricted Stock Unit Award, less applicable tax withholdings.

(d)           Sterling shall take all corporate action necessary to issue a sufficient number of shares of Sterling Common Stock with respect to the settlement of Hudson Valley Restricted Stock Awards contemplated by this Section 1.6.

(e)           At or prior to the Effective Time, Hudson Valley, the Board of Directors of Hudson Valley and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6, and to ensure that following the Effective Time, there are no obligations with respect to Hudson Valley Equity Awards other than as set forth in this Section 1.6.

(f)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Hudson Valley Stock Plans” means the Hudson Valley Holding Corp. 2010 Omnibus Incentive Plan and the Hudson Valley Holding Corp. 2002 Stock Option Plan.

(ii)           “Per Hudson Valley Share Cash Consideration” means the product of (A) the Exchange Ratio times (B) the Sterling Share Closing Price (as defined in Section 2.2(e) below).

1.7           Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of Sterling (the “Sterling Certificate”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8           Bylaws of Surviving Corporation.  At the Effective Time, the Amended and Restated Bylaws of Sterling (the “Sterling Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9           Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10           Bank Merger.  Immediately following the Merger, Hudson Valley Bank, N.A. (“Hudson Valley Bank”), a national bank and a wholly-owned Subsidiary of Hudson Valley, will merge (the “Bank Merger”) with and into Sterling National Bank, a national bank and a wholly-owned Subsidiary of Sterling.  Sterling National Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Hudson Valley Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  On the date of this Agreement, Sterling National Bank and Hudson Valley Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”).  Hudson Valley shall cause Hudson Valley Bank, and Sterling shall cause Sterling National Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

1.11           Principal Executive Offices of Surviving Corporation.  Sterling shall consider moving the location of the principal executive offices of the Surviving Corporation to Yonkers, New York.

ARTICLE II

EXCHANGE OF SHARES

2.1           Sterling to Make Shares Available.  At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with an exchange agent designated by Sterling and reasonably acceptable to Hudson Valley (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Sterling’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Sterling Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Sterling Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Hudson Valley Common Stock.

2.2           Exchange of Shares.

(a)           As promptly as practicable after the Effective Time, but in no event later than 10 days thereafter, Sterling shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Hudson Valley Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Sterling Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Sterling Common Stock and any cash in lieu of fractional shares which the shares of Hudson Valley Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Hudson Valley Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Sterling Common Stock which the shares of Hudson Valley Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)           No dividends or other distributions declared with respect to Sterling Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Sterling Common Stock which the shares of Hudson Valley Common Stock represented by such Certificate have been converted into the right to receive.

(c)           If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of Hudson Valley of the shares of Hudson Valley Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Sterling Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Sterling.  In lieu of the issuance of any such fractional share, Sterling shall pay to each former stockholder of Hudson Valley who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Sterling Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “Sterling Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Sterling Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of Hudson Valley for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholders of Hudson Valley who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Sterling Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Sterling Common Stock deliverable in respect of each former share of Hudson Valley Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Sterling, Hudson Valley, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Hudson Valley Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)           Sterling shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Sterling Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Hudson Valley Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Sterling or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Hudson Valley Common Stock in respect of which the deduction and withholding was made by Sterling or the Exchange Agent, as the case may be.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HUDSON VALLEY

Except (i) as disclosed in the disclosure schedule delivered by Hudson Valley to Sterling concurrently herewith (the “Hudson Valley Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Hudson Valley Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Hudson Valley that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Hudson Valley Reports filed by Hudson Valley since December 31, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Hudson Valley hereby represents and warrants to Sterling as follows:

3.1           Corporate Organization.

(a)           Hudson Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”).  Hudson Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Hudson Valley is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hudson Valley.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Sterling, Hudson Valley or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) the expenses incurred by Hudson Valley or Sterling in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (F) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.  True and complete copies of the Restated Certificate of Incorporation of Hudson Valley (the “Hudson Valley Certificate”) and the Amended and Restated By-Laws of Hudson Valley (the “Hudson Valley Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Hudson Valley to Sterling.

(b)           Each Subsidiary of Hudson Valley (a “Hudson Valley Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Hudson Valley and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Hudson Valley to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Hudson Valley that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Hudson Valley Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Hudson Valley as of the date hereof.

3.2           Capitalization.

(a)           The authorized capital stock of Hudson Valley consists of 25,000,000 shares of Hudson Valley Common Stock, par value $0.20 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 21,300,868 shares of Hudson Valley Common Stock issued and outstanding, which number includes 265,271 shares of Hudson Valley Common Stock granted in respect of outstanding Hudson Valley Restricted Stock Awards (assuming achievement of any applicable performance goals at the maximum level), (ii) 1,299,414 shares of Hudson Valley Common Stock held in treasury, (iii) 180,371 shares of Hudson Valley Common Stock reserved for issuance upon the exercise of outstanding Hudson Valley Stock Options, (iv) 82,604 shares of Hudson Valley Common Stock reserved for issuance upon the settlement of outstanding Hudson Valley Restricted Stock Unit Awards (assuming achievement of any applicable performance goals at the maximum level), and (v) no other shares of capital stock or other voting securities of Hudson Valley issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Hudson Valley Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Hudson Valley may vote.  No trust preferred or subordinated debt securities of Hudson Valley are issued or outstanding.  Other than Hudson Valley Stock Options and Hudson Valley Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Hudson Valley to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Hudson Valley Common Stock or other equity interests of Hudson Valley, other than the Voting Agreements.  Section 3.2(a) of the Hudson Valley Disclosure Schedule sets forth a true, correct and complete list of all Hudson Valley Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Hudson Valley Equity Award, (C) the grant date of each such Hudson Valley Equity Award, (D) the Hudson Valley Stock Plan under which such Hudson Valley Equity Award was granted, (E) the exercise price for each such Hudson Valley Equity Award that is a Hudson Valley Stock Option, and (F) the expiration date for each such Hudson Valley Equity Award that is a Hudson Valley Stock Option.  Other than the Hudson Valley Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Hudson Valley or any of its Subsidiaries) are outstanding.

(b)           (b)           Except for the REIT preferred securities issued by Grassy Sprain Real Estate Holdings, Inc., Hudson Valley owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Hudson Valley Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Hudson Valley Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3           Authority; No Violation.

(a)           Hudson Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Hudson Valley.  The Board of Directors of Hudson Valley has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Hudson Valley and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Hudson Valley’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Hudson Valley Common Stock (the “Requisite Hudson Valley Vote”), and the adoption and approval of the Bank Merger Agreement by Hudson Valley Bank and Hudson Valley as its sole stockholder, no other corporate proceedings on the part of Hudson Valley are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Hudson Valley and (assuming due authorization, execution and delivery by Sterling) constitutes a valid and binding obligation of Hudson Valley, enforceable against Hudson Valley in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)           Neither the execution and delivery of this Agreement by Hudson Valley nor the consummation by Hudson Valley of the transactions contemplated hereby, nor compliance by Hudson Valley with any of the terms or provisions hereof, will (i) violate any provision of the Hudson Valley Certificate or the Hudson Valley Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hudson Valley or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hudson Valley or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hudson Valley or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hudson Valley.

(c)           Hudson Valley Bank has adopted the Bank Merger Agreement, Hudson Valley, as the sole stockholder of Hudson Valley Bank, shall, promptly hereafter, approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Hudson Valley Bank.

3.4           Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Hudson Valley Disclosure Schedule or Section 4.4 of the Sterling Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Hudson Valley’s and Sterling’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Sterling in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the New York State Department pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement and the approval of the listing of such Sterling Common Stock on the NYSE, and (viii) the written approval of the Financial Industry Regulatory Authority, Inc. (“FINRA”), for the transactions contemplated by this Agreement pursuant to NASD Rule 1017 (the “FINRA Approval”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Hudson Valley of this Agreement or (B) the consummation by Hudson Valley of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Hudson Valley is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports.  Hudson Valley and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC or the Office of Thrift Supervision, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hudson Valley.  Except as set forth on Section 3.5 of the Hudson Valley Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Hudson Valley and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Hudson Valley, investigation into the business or operations of Hudson Valley or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Hudson Valley and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Hudson Valley or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Hudson Valley or any of its Subsidiaries since January 1, 2011, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley.

3.6           Financial Statements.

(a)           The financial statements of Hudson Valley and its Subsidiaries included (or incorporated by reference) in the Hudson Valley Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Hudson Valley and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Hudson Valley and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Hudson Valley and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Neither KPMG LLP nor Crowe Horwath LLP has resigned (or informed Hudson Valley that it intends to resign) or been dismissed as independent public accountants of Hudson Valley as a result of or in connection with any disagreements with Hudson Valley on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley, neither Hudson Valley nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Hudson Valley included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Hudson Valley and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hudson Valley or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Hudson Valley.  Hudson Valley (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Hudson Valley, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Hudson Valley by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Hudson Valley’s outside auditors and the audit committee of Hudson Valley’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Hudson Valley’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Hudson Valley’s internal controls over financial reporting.  These disclosures were made in writing by management to Hudson Valley’s auditors and audit committee and a copy has previously been made available to Sterling.  There is no reason to believe that Hudson Valley’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2011, (i) neither Hudson Valley nor any of its Subsidiaries, nor, to the knowledge of Hudson Valley, any director, officer, auditor, accountant or representative of Hudson Valley or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Hudson Valley or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Hudson Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Hudson Valley or any of its Subsidiaries, whether or not employed by Hudson Valley or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hudson Valley or any of its officers, directors, employees or agents to the Board of Directors of Hudson Valley or any committee thereof or to the knowledge of Hudson Valley, to any director or officer of Hudson Valley.

3.7           Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc. neither Hudson Valley nor any Hudson Valley Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Hudson Valley has disclosed to Sterling as of the date hereof the aggregate fees provided for in connection with the engagement by Hudson Valley of Keefe, Bruyette & Woods, Inc., related to the Merger and the other transactions contemplated hereunder.

3.8           Absence of Certain Changes or Events.

(a)           Since December 31, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley.

(b)           Except as set forth on Section 3.8 of the Hudson Valley Disclosure Schedule, since December 31, 2013, Hudson Valley and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9           Legal Proceedings.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect on Hudson Valley, neither Hudson Valley nor any of its Subsidiaries is a party to any, and there are no pending or, to Hudson Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Hudson Valley or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Hudson Valley, any of its Subsidiaries or the assets of Hudson Valley or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to Hudson Valley and its Subsidiaries, taken as a whole.

3.10           Taxes and Tax Returns.

(a)           Each of Hudson Valley and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Hudson Valley nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Hudson Valley and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Hudson Valley and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither Hudson Valley nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Except as set forth on Section 3.10(a) of the Hudson Valley Disclosure Schedule, the federal income Tax Returns of Hudson Valley and its Subsidiaries for all years to and including 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Hudson Valley nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Hudson Valley and its Subsidiaries or the assets of Hudson Valley and its Subsidiaries.  Hudson Valley has made available to Sterling true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Hudson Valley nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Hudson Valley and its Subsidiaries).  Neither Hudson Valley nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hudson Valley) or (B) has any liability for the Taxes of any person (other than Hudson Valley or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Hudson Valley nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Hudson Valley nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five years has Hudson Valley been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11           Employees.

(a)           Section 3.11(a) of the Hudson Valley Disclosure Schedule lists all material Hudson Valley Benefit Plans.  For purposes of this Agreement, “Hudson Valley Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Hudson Valley or any Subsidiary or any trade or business of Hudson Valley or any of its Subsidiaries, whether or not incorporated, all of which together with Hudson Valley would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Hudson Valley ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Hudson Valley or any of its Subsidiaries or any Hudson Valley ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Hudson Valley or any of its Subsidiaries or any Hudson Valley ERISA Affiliate.

(b)           Hudson Valley has heretofore made available to Sterling true and complete copies of each of the Hudson Valley Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Hudson Valley Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Hudson Valley Benefit Plan, and (iv) the most recently prepared actuarial report for each Hudson Valley Benefit Plan (if applicable) for each of the last two years.

(c)           Each Hudson Valley Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Within the past three (3) years, neither Hudson Valley nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Hudson Valley Benefit Plan, and neither Hudson Valley nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the Hudson Valley Disclosure Schedule identifies each Hudson Valley Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Hudson Valley Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Hudson Valley Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Hudson Valley, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Hudson Valley Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Hudson Valley Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each Hudson Valley Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)           With respect to each Hudson Valley Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Hudson Valley Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Hudson Valley Benefit Plan’s actuary with respect to such Hudson Valley Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Hudson Valley Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Hudson Valley or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Hudson Valley Benefit Plan.

(g)           Except as set forth on Section 3.11(g) of the Hudson Valley Disclosure Schedule, none of Hudson Valley and its Subsidiaries nor any Hudson Valley ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Hudson Valley and its Subsidiaries nor any Hudson Valley ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)           Neither Hudson Valley nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)           All contributions required to be made to any Hudson Valley Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Hudson Valley Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Hudson Valley.

(j)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Hudson Valley’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Hudson Valley Benefit Plans, any fiduciaries thereof with respect to their duties to the Hudson Valley Benefit Plans or the assets of any of the trusts under any of the Hudson Valley Benefit Plans that could reasonably be expected to result in any material liability of Hudson Valley or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Hudson Valley Benefit Plan, or any other party.

(k)           None of Hudson Valley and its Subsidiaries nor any Hudson Valley ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Hudson Valley Benefit Plans or their related trusts, Hudson Valley, any of its Subsidiaries, any Hudson Valley ERISA Affiliate or any person that Hudson Valley or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Hudson Valley or any of its Subsidiaries, or result in any limitation on the right of Hudson Valley or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Hudson Valley Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Hudson Valley or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Hudson Valley nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Hudson Valley or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)           No Hudson Valley Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.  Hudson Valley has made available to Sterling true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)           There are no pending or, to Hudson Valley’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Hudson Valley or any of its Subsidiaries, or any strikes or other material labor disputes against Hudson Valley or any of its Subsidiaries.  Neither Hudson Valley nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Hudson Valley or any of its Subsidiaries and, to the knowledge of Hudson Valley, there are no organizing efforts by any union or other group seeking to represent any employees of Hudson Valley or any of its Subsidiaries.

3.12           SEC Reports.  Hudson Valley has previously made available to Sterling an accurate and complete copy of each communication mailed by Hudson Valley to its stockholders since December 31, 2011 and prior to the date hereof.  No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2011 by Hudson Valley pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Hudson Valley Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2011, as of their respective dates, all Hudson Valley Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Hudson Valley has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Hudson Valley Reports.

3.13           Compliance with Applicable Law.  Hudson Valley and each of its Subsidiaries hold, and have at all times since December 31, 2011, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hudson Valley, and to the knowledge of Hudson Valley no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Hudson Valley and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Hudson Valley or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer

Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Hudson Valley Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Hudson Valley, or its Subsidiaries, or to the knowledge of Hudson Valley, any director, officer, employee, agent or other person acting on behalf of Hudson Valley or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Hudson Valley or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Hudson Valley or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Hudson Valley or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Hudson Valley or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Hudson Valley or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Hudson Valley or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14           Certain Contracts.

(a)           Except as set forth in Section 3.14(a) of the Hudson Valley Disclosure Schedule, as of the date hereof, neither Hudson Valley nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Sterling, Hudson Valley, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Hudson Valley or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Hudson Valley or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Hudson Valley or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Hudson Valley or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Hudson Valley Disclosure Schedule, is referred to herein as a “Hudson Valley Contract,” and neither Hudson Valley nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley.

(b)             Each Hudson Valley Contract is valid and binding on Hudson Valley or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hudson Valley.  Hudson Valley and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Hudson Valley Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hudson Valley.   To Hudson Valley’s knowledge each third-party counterparty to each Hudson Valley Contract has in all material respects performed all obligations required to be performed by it to date under such Hudson Valley Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hudson Valley, and  no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Hudson Valley or any of its Subsidiaries under any such Hudson Valley Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hudson Valley.

3.15           Agreements with Regulatory Agencies.  Except as set forth on Section 3.15 of the Hudson Valley Disclosure Schedule, neither Hudson Valley nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Hudson Valley Disclosure Schedule, a “Hudson Valley Regulatory Agreement”), nor has Hudson Valley or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Hudson Valley Regulatory Agreement.

3.16           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Hudson Valley, any of its Subsidiaries or for the account of a customer of Hudson Valley or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Hudson Valley or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”), and are in full force and effect.  Hudson Valley and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Hudson Valley’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17           Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hudson Valley, Hudson Valley and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Hudson Valley any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Hudson Valley or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Hudson Valley, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley.  To the knowledge of Hudson Valley, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley.  Hudson Valley is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hudson Valley.

3.18           Investment Securities and Commodities.

(a)           Each of Hudson Valley and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Hudson Valley or its Subsidiaries.  Such securities and commodities are valued on the books of Hudson Valley in accordance with GAAP in all material respects.

(b)           Hudson Valley and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Hudson Valley believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Hudson Valley has made available to Sterling the material terms of such policies, practices and procedures.

3.19           Real Property.  Hudson Valley or a Hudson Valley Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Hudson Valley Reports as being owned by Hudson Valley or a Hudson Valley Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Hudson Valley Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Hudson Valley Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Hudson Valley Leased Properties” and, collectively with the Hudson Valley Owned Properties, the “Hudson Valley Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Hudson Valley’s knowledge, the lessor.  There are no pending or, to the knowledge of Hudson Valley, threatened condemnation proceedings against the Hudson Valley Real Property.

3.20           Intellectual Property.  Hudson Valley and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Hudson Valley: (i) (A) the use of any Intellectual Property by Hudson Valley and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Hudson Valley or any Hudson Valley Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Hudson Valley that Hudson Valley or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Hudson Valley or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Hudson Valley or its Subsidiaries, and (iii) neither Hudson Valley nor any Hudson Valley Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Hudson Valley or any Hudson Valley Subsidiary, and Hudson Valley and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Hudson Valley and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21           Related Party Transactions.  Except as set forth in Section 3.21 of the Hudson Valley Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Hudson Valley or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Hudson Valley or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Hudson Valley Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Hudson Valley) on the other hand, except those of a type available to employees of Hudson Valley or its Subsidiaries generally.

3.22           State Takeover Laws.  The Board of Directors of Hudson Valley has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 912 of the NYBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.23           Reorganization.  Hudson Valley has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24           Opinion.  Prior to the execution of this Agreement, the board of directors of Hudson Valley has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Hudson Valley Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25           Hudson Valley Information.  The information relating to Hudson Valley and its Subsidiaries which is provided by Hudson Valley or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26           Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.26(a) of the Hudson Valley Disclosure Schedule, neither Hudson Valley nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Hudson Valley or any Subsidiary of Hudson Valley is a creditor which as of September 30, 2014, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2014, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of Hudson Valley or any of its Subsidiaries, or to the knowledge of Hudson Valley, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Hudson Valley Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Hudson Valley and its Subsidiaries that, as of September 30, 2014, were classified by Hudson Valley as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Hudson Valley or any of its Subsidiaries that, as of September 30, 2014, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect on Hudson Valley, each Loan of Hudson Valley and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Hudson Valley and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect on Hudson Valley, each outstanding Loan of Hudson Valley and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Hudson Valley and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           Except as set forth in Section 3.26(d) of the Hudson Valley Disclosure Schedule, none of the agreements pursuant to which Hudson Valley or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by Hudson Valley or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Hudson Valley or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Neither Hudson Valley nor any of its Subsidiaries is now nor has it ever been since December 31, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27           Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Hudson Valley, Hudson Valley and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Hudson Valley reasonably has determined to be prudent and consistent with industry practice, and Hudson Valley and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Hudson Valley and its Subsidiaries, Hudson Valley or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28           Investment Adviser Subsidiary.

(a)           Section 3.28 of the Hudson Valley Disclosure Schedule lists each Subsidiary of Hudson Valley that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs (an “Advisory Entity”)).  Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and has operated since January 1, 2010 and is currently operating in compliance with all laws applicable to it or its business in all material respects and has all material registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted.  There is no action, suit, proceeding or investigation pending or, to Hudson Valley’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(b)           Each Advisory Entity has been and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity (an “Advisory Contract”) to which it is a party.

(c)           Except as set forth in Section 3.28(c) of the Hudson Valley Disclosure Schedule, the accounts of each party to an Advisory Contract other than the applicable Advisory Entity or any other advisory client of Hudson Valley or its Subsidiaries for purposes of the Investment Advisers Act subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d)           None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(e)           Hudson Valley has made available to Sterling true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2010 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”).  Except as set forth on the Hudson Valley Disclosure Schedule, the Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since January 1, 2010, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act.  Hudson Valley has made available to Sterling true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2010 and the Advisory Entity’s responses thereto, if any.

3.29           Broker-Dealer Subsidiary.

(a)           Section 3.29 of the Hudson Valley Disclosure Schedule lists each Subsidiary of Hudson Valley that is a broker-dealer (a “Broker-Dealer Subsidiary”).  Each Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof.  Each Broker-Dealer Subsidiary is a member in good standing with all required self-regulatory organizations and in compliance in all material respects with all applicable rules and regulations of such self-regulatory organizations.  Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing.  There is no action, suit, proceeding or investigation pending or, to Hudson Valley’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)           Hudson Valley has made available to Sterling true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2010, reflecting all amendments thereto to the date hereof (each, a “Form BD”).  The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no action, suit, proceeding or investigation pending or, to Hudson Valley’s knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

(d)           Neither Hudson Valley nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

3.30           No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Hudson Valley in this Article III, neither Hudson Valley nor any other person makes any express or implied representation or warranty with respect to Hudson Valley, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Hudson Valley hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Hudson Valley nor any other person makes or has made any representation or warranty to Sterling or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Hudson Valley, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Hudson Valley in this Article III, any oral or written information presented to Sterling or any of its affiliates or representatives in the course of their due diligence investigation of Hudson Valley, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Hudson Valley acknowledges and agrees that neither Sterling nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

Except (i) as disclosed in the disclosure schedule delivered by Sterling to Hudson Valley concurrently herewith (the “Sterling Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Sterling Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Sterling that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Sterling Reports filed by Sterling since September 30, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Sterling hereby represents and warrants to Hudson Valley as follows:

4.1           Corporate Organization.

(a)           Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act.  Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling.  True and complete copies of the Sterling Certificate and Sterling Bylaws, as in effect as of the date of this Agreement, have previously been made available by Sterling to Hudson Valley.

(b)           Each Subsidiary of Sterling (a “Sterling Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Sterling, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Sterling to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Sterling that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Sterling Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Sterling as of the date hereof.

4.2           Capitalization.

(a)           The authorized capital stock of Sterling consists of 190,000,000 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 91,246,024 shares of Sterling Common Stock issued and 83,794,911 shares of Sterling Common Stock outstanding, including 638,702 shares of Sterling Common Stock granted in respect of outstanding awards of restricted Sterling Common Stock under a Sterling Stock Plan (as defined below) (a “Sterling Restricted Stock Award”), and excluding 172,640 shares of Sterling Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 7,451,113 shares of Sterling Common Stock held in treasury, (iii) 2,107,550 shares of Sterling Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Sterling Common Stock granted under a Sterling Stock Plan (“Sterling Stock Options” and, together with the Sterling Restricted Stock Awards, the “Sterling Equity Awards”), (iv) 2,044,095 shares of Sterling Common Stock reserved for issuance pursuant to future grants under the Sterling Stock Plans, and (v) no other shares of capital stock or other voting securities of Sterling issued, reserved for issuance or outstanding.  As used herein, the “Sterling Stock Plans” shall mean all employee and director equity incentive plans of Sterling in effect as of the date of this Agreement and agreements for equity awards in respect of Sterling Common Stock granted by Sterling under the inducement grant exception.  All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Sterling may vote.  Except as set forth in Section 4.2(a) of the Sterling Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Sterling are issued or outstanding.  Other than Sterling Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Sterling to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Sterling Common Stock or other equity interests of Sterling, other than the Voting Agreements.

(b)           Except for the REIT preferred securities issued by Sterling REIT, Inc., Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Sterling Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)           Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Sterling.  The Board of Directors of Sterling has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sterling and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Sterling’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Sterling Common Stock (the “Requisite Sterling Vote”) and the adoption and approval of the Bank Merger Agreement by Sterling National Bank and Sterling as its sole stockholder, and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Sterling are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Hudson Valley) constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Sterling Common Stock to be issued in the Merger have been validly authorized (subject to the adoption of the Merger Agreement by the holders of Sterling Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Sterling will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by Sterling, nor the consummation by Sterling of the transactions contemplated hereby, nor compliance by Sterling with any of the terms or provisions hereof, will (i) violate any provision of the Sterling Certificate or the Sterling Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sterling or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Sterling.

(c)           Sterling National Bank has adopted the Bank Merger Agreement, Sterling, as the sole stockholder of Sterling National Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Sterling National Bank.

4.4           Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Hudson Valley Disclosure Schedule or Section 4.4 of the Sterling Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the New York State Department pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement and the approval of the listing of such Sterling Common Stock on the NYSE, and (viii) the FINRA Approval, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Sterling of this Agreement or (B) the consummation by Sterling of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Sterling is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports.  Sterling and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.  Except as set forth on Section 3.5 of the Sterling Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Sterling and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any of its Subsidiaries since January 1, 2011, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Sterling and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sterling or any of its Subsidiaries, and (iii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sterling or any of its Subsidiaries since January 1, 2011, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

4.6           Financial Statements.

(a)           The financial statements of Sterling and its Subsidiaries included (or incorporated by reference) in the Sterling Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Sterling and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned (or informed Sterling that it intends to resign) or been dismissed as independent public accountants of Sterling as a result of or in connection with any disagreements with Sterling on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Sterling included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Sterling and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sterling or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Sterling.  Sterling (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Sterling, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Sterling by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sterling’s outside auditors and the audit committee of Sterling’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sterling’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling’s internal controls over financial reporting.  These disclosures were made in writing by management to Sterling’s auditors and audit committee and a copy has previously been made available to Hudson Valley.  There is no reason to believe that Sterling’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2011, (i) neither Sterling nor any of its Subsidiaries, nor, to the knowledge of Sterling, any director, officer, auditor, accountant or representative of Sterling or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sterling or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Sterling or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sterling or any of its Subsidiaries, whether or not employed by Sterling or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sterling or any of its officers, directors, employees or agents to the Board of Directors of Sterling or any committee thereof or to the knowledge of Sterling, to any director or officer of Sterling.

4.7           Broker’s Fees.  With the exception of the engagement of Jefferies LLC and RBC Capital Markets, LLC, neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Sterling has disclosed to Hudson Valley as of the date hereof the aggregate fees provided for in connection with the engagement by Sterling of Jefferies LLC and RBC Capital Markets, LLC related to the Merger and the other transactions contemplated hereunder.

4.8           Absence of Certain Changes or Events.

(a)           Since September 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)           Except as set forth on Section 4.8 of the Sterling Disclosure Schedule, since September 30, 2013, Sterling and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or, to Sterling’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Sterling or any of its affiliates) that would reasonably be expected to be material to Sterling and its Subsidiaries, taken as a whole.

4.10           Taxes and Tax Returns.  Each of Sterling and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Sterling nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Sterling and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Sterling and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither Sterling nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Sterling and its Subsidiaries for all years to and including 2010 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Sterling nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Sterling and its Subsidiaries or the assets of Sterling and its Subsidiaries.  Sterling has made available to Hudson Valley true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Sterling nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sterling and its Subsidiaries).  Neither Sterling nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sterling) or (B) has any liability for the Taxes of any person (other than Sterling or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Sterling nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Sterling nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five years has Sterling been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11           SEC Reports.  Sterling has previously made available to Hudson Valley an accurate and complete copy of each communication mailed by Sterling to its stockholders since December 31, 2011 and prior to the date hereof.  No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2011 by Sterling pursuant to the Securities Act or the Exchange Act (the “Sterling Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2011, as of their respective dates, all Sterling Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Sterling has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Sterling Reports.

4.12           Compliance with Applicable Law.  Sterling and each of its Subsidiaries hold, and have at all times since December 31, 2011, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling, and to the knowledge of Sterling no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Sterling and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Sterling or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Sterling, or its Subsidiaries, or to the knowledge of Sterling, any director, officer, employee, agent or other person acting on behalf of Sterling or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Sterling or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sterling or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Sterling or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Sterling or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sterling or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sterling or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.13           Certain Contracts.

(a)           Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Sterling nor any of its Subsidiaries is a party or by which Sterling or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Sterling, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Sterling Contract”), and neither Sterling nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)             Each Sterling Contract is valid and binding on Sterling or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.  Sterling and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Sterling Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.  To Sterling’s knowledge each third-party counterparty to each Sterling Contract has in all material respects performed all obligations required to be performed by it to date under such Sterling Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, and  no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Sterling or any of its Subsidiaries under any such Sterling Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.

4.14           Agreements with Regulatory Agencies.  Except as set forth on Section 4.14 of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Sterling Disclosure Schedule, a “Sterling Regulatory Agreement”), nor has Sterling or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Sterling Regulatory Agreement.

4.15           Related Party Transactions.  Except as set forth in Section 4.15 of the Sterling Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sterling or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Sterling or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Sterling Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Sterling) on the other hand, except those of a type available to employees of Sterling or its Subsidiaries generally.

4.16           State Takeover Laws.  The Board of Directors of Sterling has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any other Takeover Statutes.

4.17           Reorganization.  Sterling has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18           Opinion.  Prior to the execution of this Agreement, Sterling has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Jefferies LLC to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Sterling.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.19          Sterling Information.  The information relating to Sterling and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Sterling and its Subsidiaries that is provided by Sterling or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Hudson Valley or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to Hudson Valley or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.20          Employees.

(a)           For purposes of this Agreement, “Sterling Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA, whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Sterling or any Subsidiary or any trade or business of Sterling or any of its Subsidiaries, whether or not incorporated, all of which together with Sterling would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a “Sterling ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Sterling or any of its Subsidiaries or any Sterling ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Sterling or any of its Subsidiaries or any Sterling ERISA Affiliate.

(b)           Each Sterling Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Within the past three (3) years, neither Sterling nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Sterling Benefit Plan, and neither Sterling nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)           With respect to each Sterling Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Sterling Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Sterling Benefit Plan’s actuary with respect to such Sterling Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Sterling Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Sterling or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Sterling Benefit Plan.

(d)           All contributions required to be made to any Sterling Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Sterling Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sterling.

(e)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Sterling’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Sterling Benefit Plans, any fiduciaries thereof with respect to their duties to the Sterling Benefit Plans or the assets of any of the trusts under any of the Sterling Benefit Plans that could reasonably be expected to result in any material liability of Sterling or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Sterling Benefit Plan, or any other party.

(f)            None of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Sterling Benefit Plans or their related trusts, Sterling, any of its Subsidiaries, any Sterling ERISA Affiliate or any person that Sterling or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

4.21          No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Sterling in this Article IV, neither Sterling nor any other person makes any express or implied representation or warranty with respect to Sterling, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Sterling hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Sterling nor any other person makes or has made any representation or warranty to Hudson Valley or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Sterling, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Sterling in this Article IV, any oral or written information presented to Hudson Valley or any of its affiliates or representatives in the course of their due diligence investigation of Sterling, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Sterling acknowledges and agrees that neither Hudson Valley nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business of Hudson Valley Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Hudson Valley Disclosure Schedule), required by law or as consented to in writing by Sterling (such consent not to be unreasonably withheld), Hudson Valley shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Hudson Valley’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2           Hudson Valley Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Hudson Valley Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Hudson Valley shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling (such consent not to be unreasonably withheld):

(a)           other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Hudson Valley or any of its wholly-owned Subsidiaries to Hudson Valley or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Hudson Valley at a rate not in excess of $0.08 per share of Hudson Valley Common Stock, (B) dividends paid by any of the Subsidiaries of Hudson Valley to Hudson Valley or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of Hudson Valley Common Stock as payment for the exercise price of Hudson Valley Stock Options or for withholding taxes incurred in connection with the exercise of Hudson Valley Stock Options or the vesting or settlement of Hudson Valley Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)           grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)           issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Hudson Valley Disclosure Schedule;

(d)           except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Hudson Valley;

(e)           terminate, materially amend, or waive any material provision of, any Hudson Valley Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Hudson Valley, or enter into any contract that would constitute a Hudson Valley Contract if it were in effect on the date of this Agreement;

(f)           except as required under applicable law or the terms of any Hudson Valley Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $250,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant who has target total annual compensation greater than $250,000;

(g)           settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $250,000 individually or in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)            amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)             merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)            materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)             take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)           (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Sterling) in excess of $500,000 or any individual secured loan or extension of credit in excess of $5,000,000 in a single commercial real estate transaction or in any other type of transaction (including asset based loans, commercial and industrial loans, and multifamily and owner occupied loans) shall require the prior written approval of the Chief Credit Officer of Sterling or another officer designated by Sterling, which approval or rejection shall be given in writing within two (2) business days after the loan package is delivered to such individual;

(o)           make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p)           make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

(q)           make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(r)            make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

(s)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           Sterling Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Sterling Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Sterling shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Hudson Valley (such consent not to be unreasonably withheld):

(a)           amend the Sterling Certificate or Sterling Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Hudson Valley Common Stock;

(b)           adjust, split, combine or reclassify any capital stock of Sterling;

(c)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d)           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)           Sterling and Hudson Valley shall promptly prepare and file with the SEC, no later than 30 business days after of the date of this Agreement, the Joint Proxy Statement and Sterling shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Sterling and Hudson Valley shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Sterling and Hudson Valley shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.  Sterling shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Hudson Valley shall furnish all information concerning Hudson Valley and the holders of Hudson Valley Common Stock as may be reasonably requested in connection with any such action.

(b)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within 30 business days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Sterling and Hudson Valley shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Hudson Valley or Sterling, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any

Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Sterling or Hudson Valley to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, or Hudson Valley and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(c)           Sterling and Hudson Valley shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Sterling, Hudson Valley or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)           Sterling and Hudson Valley shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, including the FINRA Approval, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, Notwithstanding the foregoing, the FINRA Approval shall not constitute a Requisite Regulatory Approval if (1) prior to obtaining the FINRA Approval, Hudson Valley shall have completed the disposition of each Broker-Dealer Subsidiary to a third party that is not an affiliate of Hudson Valley or (2) (A) 30 days have elapsed since the filing of the application for the FINRA Approval and such application has not been rejected, (B) Sterling or Hudson Valley shall thereafter notify FINRA that the parties hereto intend to consummate the transactions contemplated by this Agreement pursuant to NASD Rule 1017 without written approval from FINRA, and (C) FINRA shall have advised the parties that it does not expect to disapprove the filing or impose any material restrictions or limitations on the Surviving Corporation or any of its Subsidiaries (including any Broker-Dealer Subsidiary) in connection therewith.

6.2           Access to Information.

(a)           Upon reasonable notice and subject to applicable laws, each of Sterling and Hudson Valley, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Sterling and Hudson Valley shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Sterling or Hudson Valley, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Sterling nor Hudson Valley nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Sterling’s or Hudson Valley’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Each of Sterling and Hudson Valley shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 8, 2014, between Sterling and Hudson Valley (the “Confidentiality Agreement”).

(c)           No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3           Stockholders’ Approvals.  Each of Sterling and Hudson Valley shall call a meeting of its stockholders (the “Sterling Meeting” and the “Hudson Valley Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Hudson Valley Vote and the Requisite Sterling Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  The Board of Directors of each of Sterling and Hudson Valley shall use its reasonable best efforts to obtain from the stockholders of Sterling and Hudson Valley, as the case may be, the Requisite Sterling Vote, in the case of Sterling, and the Requisite Hudson Valley Vote, in the case of Hudson Valley, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.  However, subject to Section 8.1 and

Section 8.2, if the Board of Directors of Hudson Valley or Sterling, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, such Board of Directors may (but shall not be required to) submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Hudson Valley in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Sterling or Hudson Valley shall adjourn or postpone the Sterling Meeting or the Hudson Valley Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Sterling Common Stock or Hudson Valley Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Hudson Valley or Sterling, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Hudson Valley Vote or the Requisite Sterling Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Sterling Meeting and Hudson Valley Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of Sterling and Hudson Valley at the Sterling Meeting and the Hudson Valley Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Sterling or Hudson Valley of such obligation.

6.4           Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Sterling and Hudson Valley shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Hudson Valley or Sterling or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5           Stock Exchange Listing.  Sterling shall cause the shares of Sterling Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6           Employee Benefit Plans.

(a)           During the period commencing at the Effective Time and ending on the first anniversary thereof, Sterling shall cause the Surviving Corporation to provide the employees of Hudson Valley and its Subsidiaries who continue to be employed by Sterling or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Sterling and its Subsidiaries after the Effective Time, with  a base salary that is no less favorable than the base salary provided by Hudson Valley or any such Subsidiary, as applicable, to such Continuing Employees immediately prior to the Effective Time, and  employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Sterling and its Subsidiaries; provided that Sterling may satisfy its obligation under Section 6.6(a)(ii) by providing such Continuing Employees with employee benefits that are substantially similar in the aggregate to the employee benefits provided by Hudson Valley or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)           With respect to any employee benefit plans of Sterling or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Sterling shall or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Hudson Valley Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Hudson Valley Benefit Plan (to the same extent that such credit was given under the analogous Hudson Valley Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Hudson Valley and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Hudson Valley Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)           The Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the Closing Date under the Hudson Valley Benefit Plans.

(d)           Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Hudson Valley or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Hudson Valley, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Hudson Valley, Sterling or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Hudson Valley or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Hudson Valley Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Hudson Valley Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Hudson Valley or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)           Hudson Valley and Sterling have agreed to pay the aggregate amount of stay bonuses to certain key employees of Hudson Valley as set forth in Section 6.6(e) to the Hudson Valley Disclosure Schedule.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, each of Sterling and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Hudson Valley and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Hudson Valley Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Hudson Valley or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Hudson Valley pursuant to the Hudson Valley Certificate, Hudson Valley Bylaws, the governing or organizational documents of any Subsidiary of Hudson Valley and any indemnification agreements in existence as of the date hereof; and Sterling and the Surviving Corporation shall also advance expenses as incurred by such Hudson Valley Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Hudson Valley pursuant to the Hudson Valley Certificate, Hudson Valley’s Bylaws, the governing or organizational documents of any Subsidiary of Hudson Valley and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Hudson Valley Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Hudson Valley Indemnified Party is not entitled to indemnification.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Hudson Valley (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Hudson Valley for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Hudson Valley, in consultation with, but only upon the consent of Sterling, may (and at the request of Sterling, Hudson Valley shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Hudson Valley’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Hudson Valley Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Sterling, on the one hand, and a Subsidiary of Hudson Valley, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.

6.9           Advice of Changes.  Sterling and Hudson Valley shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10           Dividends.  After the date of this Agreement, each of Sterling and Hudson Valley shall coordinate with the other the declaration of any dividends in respect of Sterling Common Stock and Hudson Valley Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Hudson Valley Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Hudson Valley Common Stock and any shares of Sterling Common Stock any such holder receives in exchange therefor in the Merger.

6.11           Corporate Governance.

(a)           Effective as of the Effective Time, Sterling shall appoint four current members of the Board of Directors of Hudson Valley as designated by Sterling to the Board of Directors of the Surviving Corporation and Sterling National Bank.

(b)           Sterling shall establish an advisory board consisting of the directors of Hudson Valley immediately prior to the Effective Time who will not be as of the Effective Time serving as members of the Board of Directors of the Surviving Corporation or Sterling National Bank and who wish to serve on such advisory board, together with any additional individuals appointed by Sterling in its sole discretion, to monitor the performance and operations of the Surviving Corporation in certain of Sterling’s current markets.  Members of such advisory board shall be eligible to receive fees for their service on such advisory board that are substantially similar to the fees received by members of Hudson Valley’s Business Development Board as of the date of this Agreement, subject to such members entering into customary arrangements reasonably satisfactory to Sterling with respect to service on such advisory board.

6.12           Acquisition Proposals.

(a)           Hudson Valley agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a); provided, that, prior to the adoption of this Agreement by the stockholders of Hudson Valley by the Requisite Hudson Valley Vote, in the event Hudson Valley receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Hudson Valley shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Hudson Valley.  Hudson Valley will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Sterling with respect to any Acquisition Proposal.  Hudson Valley will promptly (within twenty-four (24) hours) advise Sterling following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Hudson Valley shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Hudson Valley and its Subsidiaries or 25% or more of any class of equity or voting securities of Hudson Valley or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Hudson Valley, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Hudson Valley or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Hudson Valley, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Hudson Valley or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Hudson Valley.

(b)           Nothing contained in this Agreement shall prevent Hudson Valley or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13           Public Announcements.  Hudson Valley and Sterling shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14           Change of Method.  Hudson Valley and Sterling shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Hudson Valley and Sterling (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Sterling Common Stock received by Hudson Valley stockholders in exchange for each share of Hudson Valley Common Stock, (ii) adversely affect the Tax treatment of Hudson Valley’s stockholders or Sterling’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Hudson Valley or Sterling pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.15           Restructuring Efforts.  If either Hudson Valley or Sterling shall have failed to obtain the Requisite Hudson Valley Vote or the Requisite Sterling Vote at the duly convened Hudson Valley Meeting or Sterling Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Hudson Valley as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective stockholders for adoption.

6.16           Takeover Statutes.  None of Hudson Valley, Sterling or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17           Exemption from Liability Under Section 16(b).  Hudson Valley and Sterling agree that, in order to most effectively compensate and retain Hudson Valley Insiders (as defined below), both prior to and after the Effective Time, it is desirable that Hudson Valley Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Hudson Valley Common Stock and Hudson Valley Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17.  Assuming Hudson Valley delivers to Sterling in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Hudson Valley subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Hudson Valley Insiders”), the Board of Directors of Sterling and of Hudson Valley, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Hudson Valley) any dispositions of Hudson Valley Common Stock or Hudson Valley Equity Awards by the Hudson Valley Insiders, and (in the case of Sterling) any acquisitions of Sterling Common Stock by any Hudson Valley Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been adopted by the stockholders of Sterling by the Requisite Sterling Vote and by the stockholders of Hudson Valley by the Requisite Hudson Valley Vote.

(b)           NYSE Listing.  The shares of Sterling Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)           Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)           S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2           Conditions to Obligations of Sterling.  The obligation of Sterling to effect the Merger is also subject to the satisfaction, or waiver by Sterling, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Hudson Valley set forth in Section 3.2(a) (other than the third to last sentence thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Hudson Valley set forth in Sections 3.1(a), 3.1(b), the third to last sentence of 3.2(a), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Hudson Valley set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Hudson Valley or the Surviving Corporation.  Sterling shall have received a certificate signed on behalf of Hudson Valley by the Chief Executive Officer and the Chief Financial Officer of Hudson Valley to the foregoing effect.

(b)           Performance of Obligations of Hudson Valley.  Hudson Valley shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sterling shall have received a certificate signed on behalf of Hudson Valley by the Chief Executive Officer and the Chief Financial Officer of Hudson Valley to such effect.

(c)           Federal Tax Opinion.  Sterling shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Sterling, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Sterling and Hudson Valley, reasonably satisfactory in form and substance to such counsel.

7.3           Conditions to Obligations of Hudson Valley.  The obligation of Hudson Valley to effect the Merger is also subject to the satisfaction or waiver by Hudson Valley at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Sterling set forth in Section 4.2(a) (other than the third to last sentence thereof) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Sterling set forth in Sections 4.1(a), 4.1(b), the third to last sentence of 4.2(a), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Sterling set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Sterling.  Hudson Valley shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(b)           Performance of Obligations of Sterling.  Sterling shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Hudson Valley shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

(c)           Federal Tax Opinion.  Hudson Valley shall have received the opinion of Day Pitney LLP, in form and substance reasonably satisfactory to Hudson Valley, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Sterling and Hudson Valley, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Sterling or Hudson Valley:

(a)           by mutual consent of Sterling and Hudson Valley in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)           by either the Board of Directors of Sterling or the Board of Directors of Hudson Valley if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)           by either the Board of Directors of Sterling or the Board of Directors of Hudson Valley if the Merger shall not have been consummated on or before the one year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either the Board of Directors of Sterling or the Board of Directors of Hudson Valley (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Hudson Valley, in the case of a termination by Sterling, or Sterling, in the case of a termination by Hudson Valley, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Sterling, or 7.3, in the case of a termination by Hudson Valley, and which is not cured within 45 days following written notice to Hudson Valley, in the case of a termination by Sterling, or Sterling, in the case of a termination by Hudson Valley, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)           by Hudson Valley, if the Board of Directors of Sterling shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Sterling adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Hudson Valley, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Hudson Valley requests in writing that such action be taken, or (iii) breached its obligations under Section 6.3 in any material respect; or

(f)           by Sterling, if the Board of Directors of Hudson Valley shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Hudson Valley adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Sterling, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Sterling requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Hudson Valley Common Stock that has been publicly disclosed (other than by Sterling or an affiliate of Sterling) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect.

8.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either Sterling or Hudson Valley as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Sterling, Hudson Valley, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Sterling nor Hudson Valley shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)                      In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Hudson Valley or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Hudson Valley and (A) thereafter this Agreement is terminated by either Sterling or Hudson Valley pursuant to Section 8.1(c) and Hudson Valley shall have failed to obtain the Requisite Hudson Valley Vote at the duly convened Hudson Valley Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Sterling pursuant to Section 8.1(d), and (C) prior to the date that is eighteen (18) months after the date of such termination, Hudson Valley enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Hudson Valley shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sterling, by wire transfer of same day funds, a fee equal to $20,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)           In the event that this Agreement is terminated by Sterling pursuant to Section 8.1(f), then Hudson Valley shall pay Sterling, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c)           In the event that this Agreement is terminated by Hudson Valley pursuant to Section 8.1(e), then Sterling shall pay Hudson Valley, by wire transfer of same day funds, the Termination Fee on the date of termination.

(d)           Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee.

(e)           Each of Sterling and Hudson Valley acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Sterling or Hudson Valley fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Sterling or Hudson Valley, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3           Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Sterling and Hudson Valley; provided, however, that after adoption of this Agreement by the respective stockholders of Sterling or Hudson Valley, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective stockholders of Sterling or Hudson Valley, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Sterling and Hudson Valley.

9.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Hudson Valley, to:

Hudson Valley Holding Corp.
21 Scarsdale Road
Yonkers, NY  10707
Attention:  James P. Blose
Facsimile:   (914) 771-1476

With a copy (which shall not constitute notice) to:

Day Pitney LLP
7 Times Square
New York, NY 10036
Attention:  Ronald H. Janis
Facsimile:   (212) 881-9023
and

(b)           if to Sterling, to:

Sterling Bancorp
400 Rella Boulevard
Montebello, NY  10901
Attention:  Dale C. Fredston
Facsimile:   (212) 757-8285

                                With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  Edward D. Herlihy
                    Matthew M. Guest
Facsimile:   (212) 403-2000

9.5           Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Hudson Valley means the actual knowledge of any of the officers of Hudson Valley listed on Section 9.5 of the Hudson Valley Disclosure Schedule, and the “knowledge” of Sterling means the actual knowledge of any of the officers of Sterling listed on Section 9.5 of the Sterling Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Hudson Valley Disclosure Schedule and the Sterling Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.6           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7           Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8           Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Hudson Valley shall be subject to the laws of the State of New York).

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Borough of Manhattan in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13           Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Sterling and Hudson Valley have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUDSON VALLEY HOLDING CORP.

By:	/s/ Stephen R. Brown
Name: Stephen R. Brown
Title: President & Chief Executive Officer

STERLING BANCORP

By:	/s/ Jack Kopnisky
Name: Jack Kopnisky
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AGREEMENT OF MERGER
OF
HUDSON VALLEY BANK, N.A.
WITH AND INTO
STERLING NATIONAL BANK

THIS AGREEMENT OF MERGER, dated as of November 4, 2014 (this “Agreement”), is made and entered into between Sterling National Bank, a national banking association, and Hudson Valley Bank, N.A., a national banking association.

WITNESSETH:

WHEREAS, Sterling National Bank, a national banking association duly organized and existing under the laws of the United States with its main office located at 400 Rella Boulevard, Montebello, New York 10901, has authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.10 per share, of which 3,864,000 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Hudson Valley Bank, N.A., a national banking association duly organized and existing under the laws of the United States with its main office located at 21 Scarsdale Road, Yonkers, New York 10707 (“Hudson Valley Bank”), has authorized capital stock consisting of 460,000 shares of common stock, par value $4.00 per share, of which 418,918 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Sterling Bancorp (“Sterling”) is the record and beneficial owner of all of the outstanding shares of common stock of Sterling National Bank;

WHEREAS, Hudson Valley Holding Corp. (“Hudson Valley”) is the record and beneficial owner of all of the outstanding shares of common stock of Hudson Valley Bank;

WHEREAS, Sterling and Hudson Valley are parties to an Agreement and Plan of Merger, dated as of November 4, 2014, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Hudson Valley shall merge with and into Sterling (the “Parent Merger”), whereby (i) the corporate existence of Hudson Valley shall cease and Sterling shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Parent Merger and (ii) Hudson Valley Bank shall become a wholly owned subsidiary of Sterling;

WHEREAS, the respective boards of directors of Sterling National Bank and Hudson Valley Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.  THE MERGER

A.           Merger; Surviving Association

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Hudson Valley Bank shall be merged with and into Sterling National Bank, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a (said transaction, the “Merger”) and the corporate existence of Hudson Valley Bank shall cease.  Sterling National Bank shall continue its corporate existence as a national banking association under the laws of the United States and shall be the national association surviving the Merger (the “Surviving Association”).  The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.           Articles of Association and Bylaws

From and after the Effective Time (as defined in Section 1.C below), the Articles of Association of Sterling National Bank as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Association until thereafter amended in accordance with applicable law.  From and after the Effective Time, the Bylaws of Sterling National Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Association until thereafter amended in accordance with applicable law.

C.           Effective Time of the Merger

The Merger shall become effective at such time and date as are agreed to by Sterling National Bank and Hudson Valley Bank, subject to the approval of the Office of the Comptroller of the Currency (the “OCC”), or such other time and date as shall be provided by law.  The date and time of such effectiveness is herein referred to as the “Effective Time”.

D.           Effect of the Merger

All assets of the merging institutions as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer.  The Surviving Association shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time.

E.           Business of Surviving Association

The business of the Surviving Association after the Merger shall be that of a national banking association with trust powers and shall be conducted at its main office and at all legally established branches.

F.            Directors

The directors of the Surviving Association shall be selected in accordance with Section 6.11 of the Parent Merger Agreement.

G.           Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (a) each share of Hudson Valley Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Sterling National Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Association.

2.           CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.           Shareholder Approval.  The Agreement shall have been ratified and confirmed by the sole shareholder of each of Sterling National Bank and Hudson Valley Bank at a meeting of each such shareholder or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

B.           Regulatory Approvals.  The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the Office of the Comptroller of the Currency and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

C.           No Injunctions or Restraints.  There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.           Parent Merger.  The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.           TERMINATION AND AMENDMENT

A.           Termination

Notwithstanding the approval of this Agreement by the shareholders of Sterling National Bank or Hudson Valley Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.

B.           Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Sterling National Bank or Hudson Valley Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.           Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.           MISCELLANEOUS

A.           Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.           Further Assurances

If at any time the Surviving Association shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Association title to any property or rights of Hudson Valley Bank or otherwise carry out the provisions hereof, the proper officers and directors of Hudson Valley Bank, as of the Effective Time, and thereafter the officers of the Surviving Association acting on behalf of Hudson Valley Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise carry out the provisions hereof.

C.           Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.           Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sterling National Bank, to:

Sterling National Bank
400 Rella Boulevard
Montebello, NY  10901
Attention:  Dale C. Fredston
Facsimile:   (212) 757-8285
With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  Edward D. Herlihy
                    Matthew M. Guest
Facsimile:   (212) 403-2000
and

if to Hudson Valley Bank, to:

Hudson Valley Bank, N.A.
21 Scarsdale Road
Yonkers, NY  10707
Attention:  James P. Blose
Facsimile:   (914) 771-1476

With a copy (which shall not constitute notice) to:

Day Pitney LLP
7 Times Square
New York, NY  10036
Attention:  Ronald H. Janis
Facsimile:   (212) 881-9023

E.           Governing Law; Waiver of Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, except to the extent federal law may be applicable.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

F.           Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G.           Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H.           Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

I.             Interpretation

The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.

J.           Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

K.           Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:		STERLING NATIONAL BANK

/s/ Dale Fredston		By	/s/ Jack Kopnisky
Name:	Dale Fredston		Name: Jack Kopnisky
Title: President & Chief Executive Officer

ATTEST:		HUDSON VALLEY BANK, N.A.

/s/ James P. Blose		By	/s/ Stephen R. Brown
Name:	James P. Blose		Name: Stephen R. Brown
Title: President & Chief Executive Officer

[Signature page to Agreement of Merger]